Exhibit 10.1

On June 1, 2007 the Company sold its pharmacy division, Drug Depot, Inc. The transaction generated proceeds of cash of $67,000 and forgiveness of debt of $146,206 and resulted in a net loss of $42,177.

The following table summarizes the carrying values of the assets and liabilities of Drug Depot included in the Consolidated Balance Sheets at December 31, 2006 and June 30, 2007:

The following pro forma financial information presents the results of operations of Vertical Health Solutions, Inc. as if the disposition had occurred at January 1, 2006 and 2007. The pro forma financial information is not intended to represent or be indicative of Vertical Health Solutions, Inc. consolidated results of operations or financial condition that would have been reported had the disposition been completed as of the beginning of the periods presented, and should not be taken as indicative of Vertical Health Solutions, Inc.’s future consolidated results of operations or financial condition.

	June 30, 2007	December 31, 2006
Assets:
Current assets	$400,518	$209,538
Property and equipment	24,606	14,983
Total assets disposed	$425,124	$224,521

Liabilities:
Current liabilities	$315,947	$143,144
Total liabilities	$315,947	$143,144

Net assets	$109,177	$81,377

	2006	Adjustments	Proforma 2006
Sales	$754,914	(754,914)	$0
Cost of goods sold	383,068	(383,068)	0

Gross profit	$371,846		$0
Operating expenses:
Selling, general and administrative expenses	667,907	(536,633)	131,274

Total operating expenses	667,907		131,274

Operating loss before other income and expense	(296,061)		(131,274)
Other income (expense):
Interest income	18,050		18,050
Impairment of goodwill	(430,000)		(430,000)
Derivative instrument income (expense), net	187,873		187,873
Gain on sale of subsidiary	192,541		192,51
Gain on extinguishment of debt	146,455		146,455
Interest expense	(3,533)		(3,533)

Total other income (expense)	111,386		111,386

Loss from continuing operations before income taxes	(184,675)		(19,888)
Income taxes	0		0

Loss from continuing operations	(184,675)		(19,888)
Discontinued operations

Loss from operations of Drug Depot, Inc.	0		0
Loss on disposal of Drug Depot, Inc.	0	(42,177)	(42,177)

	0		(42,177)

Preferred stock dividends	0		0

Net loss	$(184,675)		$(62,065)

Basic and diluted loss per share	(0.01)		(0.00)

The following is the Statement of Operations for the six months ended June 30, 2007:

	Six Months Ended June 30, 2007	Adjustments	Pro Forma
Sales	$1,187,897	(1,187,897)	$0
Cost of goods sold	527,043	(527,043)	0

Gross profit	$660,854		$0
Operating expenses:
Selling, general and administrative expenses	631,035	(492,462)	138,573

Total operating expenses	631,035		138,573

Operating loss before other income and expense	29,819		(138,573)
Other income (expense):
Interest income	3,479		3,479
Interest expense	(218)		(218)

Total other income (expense)	3,261		3,261

Income from continuing operations before income taxes	33,080		(135,312)
Income taxes	0		0

Income from continuing operations	33,080		(135,312)
Discontinued operations

Loss from operations of Drug Depot, Inc.	0		0
Loss on disposal of Drug Depot, Inc.	(42,177)		(42,177)

	(42,177)		(42,177)

Preferred stock dividends	0		0

Net loss	$(9,097)		$(177,489)

Basic and diluted loss per share	(0.00)		(0.01)